CONCENTRIC NETWORK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited
(In thousands)

	Three Months Ended
	March 31,

	2000	1999

Operating Activities

Net income (loss)	$9,520	$(25,500)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation	12,542	6,266

Amortization of deferred interest, cost of revenue and marketing and sales related to issuance of warrants	271	424

Amortization of goodwill and other intangible assets	14,294	1,391

Amortization of financing costs	247	134

Amortization of other deferred assets	497	488

Amortization of deferred compensation	94	93

Preferred stock dividends and accretion	8,006	5,553

Changes in current assets and liabilities:

Accounts receivable	(526)	1,345

Other current assets	77	(335)

Prepaid expenses	(502)	(1,055)

Accounts payable	(3,464)	(2,392)

Accrued compensation and other employee benefits	224	184

Deferred revenue	160	337

Other current liabilities	(3,678)	5,454

Net cash provided by (used in) operating activities	37,761	(7,613)
Investing Activities

Net change in restricted cash	124,967	—

Additions of property and equipment	(8,175)	(10,832)

Net change in notes receivable	16,000	—

Net change in short term investments	21,529	3,954

Net change in long term investments	4,306	(10,205)

Cash investment in Internet Technology Group, net of cash acquired	(134,263)	—

Net cash provided by (used in) investing activities	24,364	(17,083)
Financing Activities

Net change in restricted cash	(280)	(497)

Net change in notes payable	2,978	—

Repayment of lease obligations	(2,582)	(1,550)

Proceeds from issuances of stock and warrants	14,490	153,416

Foreign currency translation	386	—

Net cash provided by financing activities	14,992	151,369

Net change in cash and cash equivalents	77,117	126,673

Cash and cash equivalents at beginning of period	25,891	98,988

Cash and cash equivalents at end of period	$103,008	$225,661

Supplemental Disclosures of Noncash Investing and Financing Activities:

Capital lease obligations incurred	$—	$587

Supplemental Disclosures of Cash Flow Information Interest paid	$1,252	$365